ACM-TCM AMENDED AND RESTATED REVOLVER NOTE

March 9, 2012	$2,800,000	Bentonville, Arkansas

AMERICA’S CAR MART, INC., an Arkansas corporation, and TEXAS CAR-MART, INC., a Texas corporation, (separately and collectively, “Borrower”), for value received, hereby unconditionally jointly and severally promise to pay to the order of BOKF, NA D/B/A BANK OF ARKANSAS  (“Lender”), the principal sum of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000), or such lesser amount as may be advanced by Lender as ACM-TCM Revolver Loans from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon.  Terms are used herein as defined in the Amended and Restated Loan and Security Agreement dated as of March 9, 2012, among Borrower, Colonial Auto Finance, Inc., America’s Car-Mart, Inc., a Texas corporation, Bank of America, N.A., as Agent, Lead Arranger and Book Manager, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement.  This Note is issued pursuant to and evidences ACM-TCM Revolver Loans under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrower.  The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to ACM-TCM Revolver Loans and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note.  Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.  Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Borrower or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

Attest:	AMERICA’S CAR MART, INC., an Arkansas corporation,
/s/ Jeffrey A. Williams
Secretary	By:	/s/ William H. Henderson
Title: President

Attest:	TEXAS CAR-MART, INC., a Texas corporation
/s/ Jeffrey A. Williams
Secretary	By:	/s/ William H. Henderson
Title: President

Amended and Restated Revolver Note - BOKF